                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          GTECH Holdings Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

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

                                  [GTECH LOGO]

                           GTECH HOLDINGS CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JULY 9, 2001

                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders (the "Meeting") of GTECH Holdings Corporation (the "Company") will be held at 9:00 o'clock a.m. on Monday, July 9, 2001, at the Crowne Plaza Hotel at the Crossings, 801 Greenwich Avenue, Warwick, Rhode Island, for the following purposes:

     1. To elect three directors to serve for a three-year term, and;

     2. To transact such other business as may properly come before the Meeting and any adjournments thereof. The Board of Directors has fixed the close of business on May 25, 2001, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Returning your proxy card does not deprive you of your right to attend the Meeting and vote your shares in person.

                                      By order of the Board of Directors,

                                      MARC A. CRISAFULLI, Secretary

June 4, 2001

                           GTECH HOLDINGS CORPORATION
                               55 TECHNOLOGY WAY
                            WEST GREENWICH, RI 02817
                            ------------------------

                                PROXY STATEMENT

     This proxy statement, which is being sent to shareholders on or about June 7, 2001, is furnished in connection with the solicitation of proxies by the Board of Directors of GTECH Holdings Corporation (the "Company") for use at the forthcoming Annual Meeting of Shareholders to be held on July 9, 2001 (the "Meeting"), and at any adjournments thereof.

     At the close of business on May 25, 2001, the record date for determination of shareholders entitled to notice of, and to vote at, the Meeting, there were outstanding an aggregate of 29,833,301 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), the Company's only class of securities entitled to vote at the Meeting.

VOTING AND REVOCABILITY OF PROXIES

     Each share of Common Stock is entitled to one vote on all matters to come before the Meeting. In the election of directors, assuming a quorum is present, the three nominees receiving the highest number of votes cast at the Meeting will be elected. If a proxy is marked as "withhold authority", the shares represented by such proxy will not be voted on such matter.

     Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted FOR the election of the three nominees for director, as provided in Proposal 1 below; and, to the extent permitted by applicable rules of the Securities and Exchange Commission (the "SEC"), in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournments thereof. See "Other Matters" below.

                           1.  ELECTION OF DIRECTORS

     The Certificate of Incorporation and the By-Laws of the Company provide that the number of directors shall be such number, not less than six and not more than twelve, as the Board may designate, from time to time, by resolution, to be divided into three classes as nearly equal in number as possible. The Board of Directors by resolution currently has designated that nine directors shall constitute the whole Board. The Rt. Hon. Lord Moore of Lower Marsh, P.C., who has served as a director since 1992, will retire from Board on the date of the Meeting at the completion of his current term at which time the number of directors constituting the whole Board will be reduced to eight. The class of directors which comes up for election at the Meeting consists of three directors to be elected for a three-year term. The Board of Directors has nominated, and recommends the election by the shareholders of, the following three persons to serve as directors of the Company until the 2004 Annual Meeting, and until their successors are elected and have qualified, subject to earlier death, resignation, retirement or removal from office:

                                Howard S. Cohen
                                Robert M. Dewey, Jr.
                                Philip R. Lochner, Jr.

     Messrs. Cohen, Dewey and Lochner are presently serving as directors of the Company.

     Although the Board of Directors has no reason to believe that any of the nominees will be unable to serve, if such should occur, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than three directors.

     The following table sets forth, as of May 15, 2001, certain information with respect to each of the above nominees for election as a director at the Meeting and each director whose term of office will continue after the Meeting:

                                                                          PRESENT
                                                              DIRECTOR     TERM
NAME, AGE AND OCCUPATION(1)                                    SINCE      EXPIRES
---------------------------                                   --------    -------
NOMINEES FOR ELECTION AT THE MEETING:
Howard S. Cohen, 54.........................................    2001(2)    2001

     Chief Executive Officer and President (since March
     2001). Previously, Mr. Cohen was President and Chief
     Executive Officer of (the new) Bell & Howell, a leading information solutions and services provider, from January 2000 to January 2001; President, Chief
     Executive Officer and Chairman of Sidus Systems, Inc., a Toronto, Canada based systems integrator, contract manufacturer and distributor, from 1998 to 2000; and President, Chief Executive Officer, and Chief Operating
     Officer of Peak Technologies Group, a systems integrator of data capture, printing, service solutions and software products, from 1996 to 1998. Prior to this, Mr. Cohen was president of OCE Systems, Inc., a U.S. subsidiary of the Netherlands-based OCE
     Corporation, which specializes in printing systems and reprographic equipment, from 1992 to 1996.

Robert M. Dewey, Jr., 69....................................    1995       2001

     Retired. Senior Advisor, Donaldson, Lufkin & Jenrette,
     Inc. ("DLJ"), investment banking firm, from January
     1998 through March 2000. Previously, Mr. Dewey was the
     Chairman of Autranet, Inc., a wholly-owned subsidiary of DLJ, from January 1996 to January 1998, and Managing
     Director, Institutional Equities Division, of
     Donaldson, Lufkin & Jenrette Securities Corporation, a subsidiary of DLJ, from 1983 through June 1995. Mr.
     Dewey is also a director of MunicipalTrade.com.

Philip R. Lochner, Jr., 58..................................    2001(2)    2001

     Director and Consultant. Mr. Lochner is a director of Apria Healthcare Group Inc. and CLARCOR Inc. in addition to the Company. Mr. Lochner was Senior Vice
     President and Chief Administrative Officer of Time
     Warner, Inc., the media and entertainment company, from July 1991 through July 1998. Previously, Mr. Lochner served as a Commissioner on the United States
     Securities and Exchange Commission from March 1990 to
     July 1991. Prior to this, Mr. Lochner served in a series of increasingly senior positions, including Vice
     President and General Counsel, for Time Incorporated, a predecessor company of Time Warner, Inc.

                                                                          PRESENT
                                                              DIRECTOR     TERM
NAME, AGE AND OCCUPATION(1)                                    SINCE      EXPIRES
---------------------------                                   --------    -------

DIRECTORS WHOSE TERMS CONTINUE BEYOND THE MEETING:
Burnett W. Donoho, 61.......................................    1992(3)    2003

     Consultant. President and Chief Executive Officer of
     Wellbridge Company, formerly Club Sports International
     (an Operator of upscale health clubs) from November
     1998 through September 2000. Previously, Mr. Donoho was a self-employed Retail Consultant from January 1998 to October 1998; Vice Chairman and Chief Operating Officer of Montgomery Ward, Inc., a privately held department store, from February 1997 through December 1997; a self-employed Retail Consultant from December 1994 through February 1997; the Vice Chairman and Chief
     Operating Officer of Macy's East, a division of R. H.
     Macy & Co., Inc., a department store chain, from July
     1992 until December 1994; a member of Ernst & Young's
     Great Lakes Management Consulting Group from June 1991 to June 1992; consultant to and superintendent of the Chicago Public Schools from November 1990 to May 1991;
     and President of Marshall Field and Co., a department store chain, from 1984 to June 1990. Mr. Donoho is also a director of OfficeMax, Inc. and Socket
     Communications, Inc.

The Rt. Hon. Sir Jeremy Hanley KCMG, 55.....................    2001(2)    2002

     Member, European Advisory Board, of Credit Lyonnais, the French bank, since January 2000; Chairman of Brain
     Games Network Ltd, a United Kingdom based intellectual games event company and internet site, since January
     2000; Non-Executive Director of the Arab-British
     Chamber of Commerce, a trade organization, since
     January 1999; Chairman of AdVal Group plc, a human resources consultancy and provider of technology based learning and development products and services, since
     May 1998; Non-Executive Director of the ITE Group plc, an exhibition and conference organizer, since February
     1998; and Chairman of International Trade & Investment
     Missions Ltd., a high level trade mission organizer, since February 1998. Previously, Sir Jeremy was a
     Member of the United Kingdom Parliament from April 1983 through May 1997, during which time he held various ministerial posts in the Government of the United
     Kingdom, including Cabinet Minister without Portfolio,
     Minister of State for Foreign and Commonwealth Affairs,
     Minister of State for the Armed Forces and Under-Secretary of State for Northern Ireland. Sir
     Jeremy has also served as the Chairman of the Conservative Party in the United Kingdom, where he is qualified as a chartered accountant.

Lt. Gen. (Ret.) Emmett Paige, Jr. (USA), 70.................    1997       2002

     President and Chief Operating Officer of OAO
     Corporation, a systems engineering and information systems and services company, from August 1988 through May 1993, and again since May 1997. Previously, General
     Paige had spent a 41-year career with the United States
     Army, working his way up through the Army ranks and had served as the Assistant Secretary of Defense for command, control, communications, computers and intelligence from May 1993, and as the Department of Defense chief information officer from August 1996, until May 23, 1997. General Paige is also a director of Lau Defense Systems LLC and Link Plus Corporation.

                                                                          PRESENT
                                                              DIRECTOR     TERM
NAME, AGE AND OCCUPATION(1)                                    SINCE      EXPIRES
---------------------------                                   --------    -------

Anthony Ruys, 53............................................    1996       2002

     Vice Chairman of the Executive Board of Heineken N.V., a Netherlands-based international brewery group, since
     1996 and a Board Member since 1993. He served in increasingly senior positions within the Unilever
     Group, a Netherlands and U.K.-based consumer goods conglomerate, from 1974 to 1993. In addition, Mr. Ruys has served as a Member of the Dutch Tourist Board and as a Member of the Board of the Rembrandt Foundation, each since 1995, and in 2001 was elected to serve as a Member of the Board of the Robeco Group, a European investment fund company.

W. Bruce Turner, 41(4)......................................    1999       2003

     Mr. Turner was elected non-executive Chairman of the Company by the Board in July 2000, replacing William Y.
     O'Connor, but subsequently served as the Company's acting Chief Executive Officer prior to the appointment of Mr. Cohen as Chief Executive Officer. Previously,
     Mr. Turner was an Independent Consultant and Private
     Investor from February 1999 to July 2000; Managing
     Director, Equity Research, for Salomon Smith Barney
     (formerly Salomon Brothers) from January 1994 until
     February 1999; director, Leisure Equity Research for
     Raymond James & Associates from October 1989 until
     January 1994; and Supervisor, Customer Relations for
     Tampa Electric Company from June 1986 until October
     1989. Prior to entering the private sector, Mr. Turner
     Served as a Field Artillery Officer in the United
     States Army from May 1981 until May 1986.

---------------
(1) Except as otherwise noted, the named individuals have had the occupations indicated (other than directorships) for at least five years.

(2) Messrs. Cohen and Lochner and Sir Jeremy Hanley were elected by the Board of Directors to serve as directors of the Company in March 2001, January 2001 and April 2001, respectively.

(3) Mr. Donoho was a director of the Company from May 1990 to June 1991 and was again elected a director of the Company in October 1992.

(4) See "Additional Information -- Summary Compensation Table" and "Employment and Severance Agreements and Arrangements" below.

NOMINATION OF DIRECTORS AND RELATED MATTERS

     The Company's Nominating Committee (see below) has recommended to the Board of Directors that Messrs. Cohen, Dewey and Lochner be approved, and they have been approved, as the Board's nominees for election as directors at the Meeting.

     The Company's By-Laws (Article III, Section 3) also permit shareholders entitled to vote in the election of directors to nominate candidates for election as directors, but only if written notice of a shareholder's intention to do so has been received by the Company: (i) with respect to an election to be held at an Annual Meeting of shareholders, not less than 60 nor more than 90 days prior to the first anniversary date of the preceding year's Annual Meeting (which was held October 24, 2000), except that if the date of the Annual Meeting at which the election is to be held is more than 20 days earlier or later than such anniversary date, such notice must be received by the Company not later than 10 days after the date the Company mails to shareholders the notice of the Annual Meeting; and (ii) with respect to an election to be held at a special meeting of shareholders, not later than 10 days after the Company mails to shareholders notice of such special meeting. The By-Laws set forth specific requirements for a shareholder's notice of intention to nominate directors, including, without limitation, specified information concerning the nominating shareholder and the person(s) proposed to be nominated, and reference is made to the By-Laws for such requirements.

INFORMATION CONCERNING MEETINGS AND CERTAIN COMMITTEES

     The Board of Directors held ten formal meetings during fiscal 2001 (which ended February 24, 2001), and also conferred informally and took formal action by unanimous written consent on a number of additional occasions. The Board has an Audit Committee, a Compensation Committee, a Nominating Committee and, since June 2000, a Corporate Governance and Compliance Committee. The Audit Committee's members during fiscal 2001 were and currently are Messrs. Dewey and Donoho and Lord Moore. The primary role of the Audit Committee is to assist the Board in fulfilling the Board's responsibility to oversee management's conduct of the Company's financial reporting process. The responsibilities and processes of the Audit Committee are more fully described in the Audit Committee Charter under which the Committee operates. The Audit Committee Charter, which was adopted by the Board, is attached as an appendix to this proxy statement. The Audit Committee held three formal meetings during fiscal 2001. See "Additional Information -- Report of the Audit Committee" below. The Compensation Committee's members at the commencement of fiscal 2001 were Messrs. Dewey and Ruys and General Paige. In March 2000, Mr. Turner and Lord Moore were appointed to the Compensation Committee replacing Mr. Dewey and General Paige, and, in July 2000, General Paige replaced Mr. Turner. The Compensation Committee is responsible for administering the Company's stock option and certain other compensation plans and is authorized to review and approve specific executive compensation arrangements and other matters referred to it by the Board and to recommend policies respecting the compensation of executive officers of the Company generally. During fiscal 2001, the Compensation Committee met, conferred and took formal action on a number of occasions. See "Additional
Information -- Executive Compensation Report of the Compensation Committee" below. The Nominating Committee's members at the commencement of fiscal 2001 were Lord Moore, Mr. O'Connor and General Paige. In March 2000, Messrs. Dewey and Ruys were appointed to the Nominating Committee, replacing Lord Moore and Mr. O'Connor, and, in July 2000, Mr. Turner was appointed to the Nominating Committee. The Nominating Committee makes recommendations to the Board concerning qualified candidates for election as directors. The Nominating Committee did not meet formally during fiscal 2001 but conferred informally and took formal action (including nominating Messrs. Cohen and Lochner and Sir Jeremy Hanley to serve on the Board) on a number of occasions. The Nominating Committee has no formal procedure for considering potential candidates recommended by shareholders. In June 2000, a Corporate Governance and Compliance Committee of the Board was formed. The Corporate Governance and Compliance Committee's current members are Messrs. Dewey, Donoho, Lochner and Ruys, Sir Jeremy Hanley, General Paige and Lord Moore. The function of the Committee, which has met four times since its formation, is to oversee matters relating to corporate governance and compliance with the Company's code of ethical conduct.

     During fiscal 2001, all directors attended in person or by conference telephone at least 75% of all formal meetings of the Board of Directors and committees of the Board on which they served.

COMPENSATION OF DIRECTORS

     During fiscal 2001, directors who were not employees of the Company, were entitled to annual directors' fees ("Annual Fees") at the rate of $30,000 per year, plus additional fees ("Other Fees") in the amount of $1,000 per day (other than for a day on which there was a meeting of the Board) for attending committee or other meetings or functions relating to Company business, plus $1,000 per day (other than a day for which such director received the aforementioned $1,000 per diem) for any day during which such director was required to spend more than five hours in connection with certain administrative matters relating to the Company's business. Directors also are reimbursed for expenses. The Company pays directors fees in arrears and on a semi-annual basis. Mr. Turner entered into an employment agreement with the Company in August 2000, and, accordingly was not eligible to receive, and did not receive, directors fees with respect to the second half of fiscal 2001. See "Additional
Information -- Summary Compensation Table" and "-- Employment and Severance Agreements and Arrangements," below. Non-employee directors of the Company are entitled, under the Company's 1998 Non-Employee Directors' Stock Election Plan, to elect to receive all or a portion of their directors' fees in the form of shares of Common Stock of the Company valued at fair market value.

     From time to time non-employee directors provide special services for the Company for which they receive additional compensation. During fiscal 2001, the following amounts in addition to the annual directors' fees and usual committee meeting fees were paid to directors in cash for special services as directors (including a total of $63,000 paid to Mr. Turner with respect to services performed as the Company's acting Chief Executive Officer and in connection with certain special committee work performed prior to the effective date of his employment agreement): Mr. Dewey -- $7,000; Mr. Donoho -- $6,000; Lord Moore -- $5,000; General Paige -- $7,000; Mr. Ruys -- $2,000; and Mr. Turner -- $63,000.

     The Company's 1999 Non-Employee Directors' Stock Option Plan (the "1999 Plan"), provides for automatic grants to each non-employee director, shortly following each Annual Meeting of Stockholders, of nonqualified stock options for 10,000 shares of Common Stock with a per share exercise price equal to the fair market value of such stock on the date of grant. Such options become exercisable approximately one year following the date of grant and extend for a ten-year term. (In December 2000, the Board of Directors amended the 1999 and 1996 Plans to extend the terms of options granted under the Plans from five years to ten years from the date of grant.) Pursuant to the 1999 Plan, on October 27, 2000, each of the five non-employee directors then in office was granted such a 10,000 share option with an exercise price of $17.219 per share. The 1999 Plan replaced the similar 1996 Non-Employee Directors' Stock Option Plan, which expired by its terms on December 31, 1998.

     See "Additional Information -- Employment and Severance Agreements and Arrangements" below.

                               2.  OTHER MATTERS

     The Board of Directors knows of no matters to be presented for action at the Meeting other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by applicable rules of the SEC, in accordance with the judgment of the persons voting such proxies. In the latter regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(i) under the Securities Exchange Act of 1934, as amended, which grants the persons voting the proxies discretionary authority to vote on any shareholder proposals presented at an Annual Meeting if the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for the previous year's Annual Meeting or, when the date of the meeting has changed more than 30 days from the prior year, if the Company has not received such notice a reasonable time before it mails its proxy materials for the current year. The Company has received no notice of any shareholder proposal. The Company intends to amend its By-Laws to require somewhat greater advance notice of shareholder proposals to be presented at shareholders' meetings more in line with the By-Laws notice requirements for shareholder nominations of candidates for election as directors. See "Nomination of Directors and Related Matters" above.

                             ADDITIONAL INFORMATION

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of May 4, 2001 (unless otherwise specified) certain information concerning the beneficial ownership of Common Stock by: (i) each person who was known by the Company to be the beneficial owner of more than 5% of such shares; (ii) each director and nominee for director of the Company; (iii) each of the executive officers or former executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement; and (iv) all continuing directors and executive officers of the Company, as a group. Such information is based upon information filed by such persons with the SEC or provided to the Company by such persons or by other sources believed to be reliable.

                                                                 SHARES
                                                              BENEFICIALLY    PERCENT OF
NAME OF BENEFICIAL OWNER                                        OWNED(1)       CLASS(1)
------------------------                                      ------------    ----------
Barclays Global Investors, N.A. ............................   3,464,750(2)      11.8%
45 Fremont Street
San Francisco, CA 94105
ESL Partners................................................   3,442,900(2)      11.7%
One Lafayette Place
Greenwich, CT 06830
Snyder Capital Management...................................   2,178,000(2)       7.4%
350 California Street, Suite 1460
San Francisco, CA 94104
Howard S. Cohen, director and executive officer.............      30,000            *
Robert M. Dewey, Jr., director..............................      65,379            *
Burnett W. Donoho, director.................................      49,067            *
The Rt. Hon. Sir Jeremy J. Hanley KCMG, director............          --            *
Philip R. Lochner, Jr., director............................          --            *
The Rt. Hon. Lord Moore of Lower Marsh, P.C., director......      52,050            *
Lt. Gen. (Ret.) Emmett Paige, Jr., director.................      35,165            *
Anthony Ruys, director......................................      44,240            *
W. Bruce Turner, director, Chairman of the Board and former
  executive officer.........................................     102,564            *
David J. Calabro, executive officer.........................      53,797            *
Jean-Pierre Desbiens, executive officer.....................      41,092            *
Jaymin B. Patel, executive officer..........................      61,064            *
Donald R. Sweitzer, executive officer.......................      48,642            *
William Y. O'Connor, former director and executive
  officer...................................................     400,000          1.3%
All continuing directors and executive officers, as a group
  (16 persons)..............................................     668,061          2.3%

---------------
 *  less than 1%

(1) The shareholdings reflected in this table include the following numbers of shares which the person has the right, upon exercise of options or otherwise, to acquire within 60 days following the date of this table: Mr. Dewey (40,000), Mr. Donoho (40,000), Lord Moore (40,000), Mr. O'Connor (400,000), Mr. Paige (30,000), Mr. Ruys (40,000), Mr. Calabro (17,500), Mr.
    Desbiens (20,000), Mr. Patel (28,750), Mr. Sweitzer (40,000) and continuing directors and officers as a group (excluding Lord Moore who is retiring from the Board on the date of the Meeting and Mr. O'Connor who is no longer an executive officer or director) (333,750). In addition, the shareholdings reflected in the table include unvested restricted stock in the following amounts, over which the holder has sole voting but not sole dispositive power: Mr. Cohen (30,000), Mr. Calabro (23,797), Mr. Desbiens (8,592), Mr. Patel (23,697), Mr. Sweitzer (8,642) and present directors and officers as a group (excluding Lord Moore and Mr. O'Connor) (140,485). The shareholdings reflected in the table do not include grants of nonqualified stock options for 10,000 shares to each of Messrs. Dewey, Donoho and Ruys, and Lord Moore and General Paige under the Company's 1999 Non-Employee Directors' Stock Option Plan with respect to the Company's 2000 Annual Meeting, which grants will vest on the day before the Meeting.

(2) Barclays Global Investors, N.A., ESL Partners and Snyder Capital Management are institutional investment managers.

          EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE

     Policies regarding executive compensation are set primarily by the Compensation Committee (the "Committee") of the Board of Directors, subject to the terms of applicable employment contracts, as discussed below, and possible consultation with and ratification by the Board in certain circumstances. The Committee currently (i.e., as of May 25, 2001) has three members, Lord Moore, General Paige and Anthony Ruys, all of whom are outside independent directors.

Compensation Philosophy.

     The Committee believes that the Company must pay competitively to attract and retain qualified executives. To motivate executive personnel to perform at their full potential, the Committee believes that a significant portion of compensation should be incentive-based. This typically results in salary levels for Company executives around the median of competitive ranges, and bonuses, if performance is achieved, well above the median. While acknowledging the need to recognize individual performance in setting compensation, the Committee believes that it is of primary importance to reward corporate and business unit performance. This serves the dual purpose of encouraging teamwork among executives and also of supporting the Company's objective of increasing shareholder value.

     The Company furthers believes that the Company's objective of increasing shareholder value is fostered by a compensation policy that encourages the Company's executives to own shares ("Shares") of stock in the Company, so as to more completely align the executives' own interests with the interests, generally, of the Company's stockholders.

     Finally, the Committee believes that it is important that it retain the flexibility to evaluate not only corporate, business unit and individual performance, but also all other circumstances and challenges facing the Company. Consequently, while encouraging achievement of performance objectives is the primary focus of the Company's compensation philosophy, the Company may also use subjective criteria in setting and adjusting the base salary and the annual bonus for executive officers.

Executive Officer Employment Agreements.

     Two individuals named in the Summary Compensation Table below were parties to employment agreements with the Company with respect to fiscal 2001. William
Y. O'Connor, the Company's former Chairman and Chief Executive Officer, was party to an employment agreement with the Company, and, in addition, entered into a severance agreement with the Company at the time he left the Company in July 2000. In addition, Mr. Turner, a director of the Company and the Company's non-executive Chairman and, commencing in July 2000 its acting Chief Executive Officer, entered into an employment agreement with the Company in August 2000. See "Employment and Severance Agreements and Arrangements" and the Summary Compensation Table below for further information about the terms of these agreements and their background.

     The other executive officers named in the Summary Compensation Table below are not parties to employment agreements, and their compensation currently is determined based upon a review by their superiors and consideration of the principles set forth above and elsewhere in this report.

Principal Elements of Compensation.

     Compensation earned in the 2001 fiscal year, as reflected in the Summary Compensation Table, consisted primarily of salary, annual bonus, and awards of stock options and restricted stock. (Executive officers also received executive benefits and perquisites, as well as other benefits offered under Company sponsored broad-based plans.)

     Base Salary. Executive officers' salaries are reviewed annually. In assessing whether salary increases are warranted with respect to those executive officers without employment agreements or in connection with discretionary increases under, or the amendment, extension or renewal of, an executive officer's employment agreement, the Company considers a number of factors, including corporate profitability, performance on the job, responsibility level, internal compensation equity, external pay practices for comparable companies (not necessarily including the Peer Group companies referred to in the Shareholder Return Performance Graph below) and the executive officer's level of responsibility, experience and expertise, which factors may be given varying weights depending upon the circumstances.

     Annual Bonus. The Company's policy respecting the granting of annual bonuses is based upon the aims of providing incentives for the achievement of corporate and business unit performance goals while recognizing the achievement of individual objectives. Mr. O'Connor's employment agreement provided for annual bonuses based upon discretionary elements subject to a specified annual bonus range. Mr. Turner's employment agreement provides that Mr. Turner is not eligible to earn any incentive bonus. Executive officers without employment agreements receive annual bonuses at the discretion of their superiors and the Compensation Committee consistent with the principles outlined above. In keeping with the philosophy, described above, of encouraging the Company's executive officers to own stock in the Company, commencing with respect to fiscal 2001, a percentage of the annual bonus of executive officers determined at the discretion of the Compensation Committee (which percentage was set at 10% for fiscal 2001) is paid in the form of restricted stock awards (see discussion below).

     Stock-Based Incentive Awards. The Company's 2000 Omnibus Stock Option and Long-Term Incentive Plan (the "2000 Plan"), which permits the award of stock options, stock appreciation rights, restricted stock awards ("RSA's") and performance awards, was approved by the shareholders of the Company at the 2000 Annual Meeting. The Company asked the shareholders to approve the 2000 Plan at the 2000 Annual Meeting because the number of Shares available for the grant of future options under the Company's 1997 Stock Option Plan (the "1997 Plan") was considered to be insufficient to meet the Company's needs. The 1997 Plan, which permitted only the award of stock options, was approved by the shareholders of the Company at the 1997 Annual Meeting. In addition, in August 2000, the Board of Directors of the Company approved the Company's 2000 Restricted Stock Plan (collectively with the 2000 Plan, and the 1997 Plan, the "Plans") which provides for the grant of up to an aggregate of 400,000 shares of Company Stock to be issued pursuant to RSA's solely from issued Shares that have been reacquired by the Company. The Plans provide for the granting of awards to officers and other key employees of the Company and its subsidiaries. The principal purpose of the Plans is to assist the Company in attracting and retaining officers and other key employees, and to motivate them to increase shareholder value by enabling them to participate in the value which has been created.

     Subject to such limitations as are provided for in the Plans, the aggregate number of annual grants to be made under the Plans, as well as the individuals to whom such grants shall be made and the amount of such individual grants, are all within the discretion of the Committee. The aggregate number of shares subject to grant under the 2000 Plan (and, previous to this, under the 1997
Plan) generally is tied to specific financial targets which are set annually by the Committee and approved by the Board of Directors. In making individual awards, the Committee generally takes into account numerous factors, including the prospective recipient's level of responsibility, contribution, performance, experience, expertise and years of service, as well as internal compensation equity considerations. In fiscal 2001, no grants of stock appreciation rights or performance awards were made under the 2000 Plan and the aggregate number of Shares subject to stock options and RSA's granted to executive officers were determined upon the bases described above.

Rationale for Fiscal 2001 Compensation of Messrs. O'Connor and Turner.

     Mr. O'Connor's employment agreement, as in effect for fiscal 2001, provided for an annual base salary of $613,200 and for an annual incentive bonus of up to a maximum of six times his current base salary. Mr. O'Connor, who left the Company in July 2000, did not receive a fiscal 2001 bonus. Under the terms of the Company's severance agreement with Mr. O'Connor (and essentially in accordance with the terms of his existing employment agreement in the case of termination without "Cause"), the Company made a lump-sum payment to Mr. O'Connor at the time of his resignation in the amount of $8,748,785 (before required tax withholdings) and subsequently paid Mr. O'Connor additional amounts, generally respecting the future calculation of certain benefits, under his severance agreement. See "Employment and Severance Agreements and Arrangements" below for further information about the terms of Mr. O'Connor's agreements with the Company.

     Mr. Turner's employment agreement, which has a term of two years, provides for an annual base salary of $300,000, an initial grant of 100,000 stock options under the 1997 Plan, subsequent quarterly grants of 50,000 stock options under the 1997 Plan (or the 2000 Plan, as the case may be), and a grant of 100,000 RSA's (together with cash payments necessary to gross-up Mr. Turner with respect to taxes due in regards to the grant of RSAs). Mr. Turner is not eligible to earn an incentive bonus. Mr. Turner's compensation for fiscal 2001 was determined in accordance with his employment agreement. See "Employment and Severance Agreements and Arrangements" below for further information about the terms of Mr. Turner's agreement with the Company.

     The Committee intends to continue its practice of basing executive compensation primarily on corporate and business unit performance, and secondarily, on its qualitative evaluation of individual performance. The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for the Company's shareholders.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 the amount of compensation which may be deducted by the Company in any year with respect to each of its highest paid executive officers. Certain types of performance-based compensation, if approved by stockholders and/or otherwise exempted by Section 162(m), are not subject to this limitation. It is believed that the Company's stock option plans in which executive officers are eligible to participate have been structured in such a way as to qualify as performance-based compensation not subject to the Section 162(m) limits on deductibility, and the Committee intends to consider whether it is practical similarly to qualify in the future all or a portion of executive officers' annual incentive bonuses so as to be exempt from such limits. However, the Committee believes that it is important to retain the flexibility to offer such compensation arrangements and plans as the Committee determines to be necessary from time to time to attract, retain and motivate executive officers without being constrained by considerations of section 162(m) tax deductibility.

Date: May 25, 2001

                                          The Fiscal 2001 Compensation Committee
                                          of the Board of Directors*

                                          General Paige, Chairman
                                          The Rt. Hon. Lord Moore of Lower
                                          Marsh, P.C.
                                          Anthony Ruys
---------------
* Lord Moore and Mr. Turner replaced Robert M. Dewey Jr. and General Paige as members of the Compensation Committee in March 2000, after the commencement of fiscal 2001. In July 2000, at the time Mr. Turner was elected Chairman of the Board, Mr. Turner resigned as a member of the Compensation Committee and was replaced by General Paige.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal years 2001, 2000 and 1999, to or for:
(i) each person who served as the Company's Chief Executive Officer at any time during fiscal year 2001; and (ii) each of the Company's four other most highly-compensated executive officers whose total annual salary and bonus for fiscal year 2001 exceeded $100,000 (collectively, the "Named Officers") for services rendered to the Company and its subsidiaries:

                                                                                         LONG-TERM COMPENSATION
                                                                           --------------------------------------------------
                                         ANNUAL COMPENSATION                        AWARDS                    PAYOUTS
                              ------------------------------------------   ------------------------   -----------------------
                                                               OTHER       RESTRICTED                  LONG TERM    ALL OTHER
                                                               ANNUAL        STOCK                      COMPEN-      COMPEN-
     NAME AND PRINCIPAL               SALARY      BONUS     COMPENSATION    AWARD(S)      OPTIONS/      SATION       SATION
        POSITION(1)           YEAR    ($)(2)     ($)(3)        ($)(4)        ($)(5)      SARS(#)(6)   PAYOUTS ($)    ($)(7)
----------------------------  ----   --------   ---------   ------------   ----------    ----------   -----------   ---------
W. Bruce Turner.............  2001   165,000           --    1,498,345     2,031,250      200,000         --            4,250
Chairman and acting Chief
Executive Officer
David J. Calabro............  2001   288,538      292,500       76,113       539,063       30,000         --           20,932
Senior Vice President         2000   250,000      126,563      236,859        --           20,000         --            1,709
Jean-Pierre Desbiens........  2001   290,411      246,342      143,047       332,059       40,000         --           23,751
Senior Vice President         2000   230,481      263,501       94,061        --           20,000         --           17,104
                              1999   131,058       15,000       24,187        --           20,000         --               96
Jaymin B. Patel.............  2001   257,692      270,000      106,335       334,688       30,000         --           22,940
Senior Vice President and     2000   177,192      120,000       66,148        --           15,000         --           13,044
Chief Financial Officer       1999   147,461       87,125       89,903        --           10,000         --            8,409
Donald R. Sweitzer..........  2001   306,000      257,575       92,357       333,307       20,000         --           25,066
Senior Vice President         2000   300,000      188,730       86,803        --           25,000         --           21,686
                              1999   188,077      235,538       80,785        --           30,000         --            1,296
William Y. O'Connor.........  2001   219,235           --    1,403,105        --          100,000         --        9,269,859
former Chairman, Chief        2000   600,000    1,350,000      193,876        --          150,000         --          215,808
Executive Officer and
President                     1999   598,077    1,800,000      230,927        --          150,000         --          251,357

---------------
(1) Except as to Mr. O'Connor (who left the Company in July 2000), sets forth the names and principal positions of the Named Officers as of the end of fiscal 2001. Messrs. Calabro, Desbiens and Sweitzer commenced employment with the Company in February 1999, August 1998 and July 1998, respectively. Mr. Turner, who served as the Company's acting Chief Executive Officer from July 2000 until the appointment of Mr. Cohen as the Company's Chief Executive Officer in March 2001, also received compensation as a non-employee director of the Company through July 2000, which compensation is not reflected on this chart. See "Election of Directors -- Compensation of Directors" above and "Employment and Severance Agreements and Arrangements" below.

(2) Includes salary deferred under the Company's 401(k) retirement plan (the "Retirement Plan") and its Income Deferral Plan 1998.

(3) Does not include grants of Restricted Shares made to Messrs. Calabro, Desbiens, Patel, and Sweitzer in lieu of 10% of the annual bonus for fiscal 2001 otherwise payable to such Named Officers in cash, as described more fully in footnote (5) below.

(4) Includes: (i) personal benefits provided by the Company and payments under the Company's Executive Perquisites Program (which provides officers above a certain rank with up to a pre-established dollar amount of specified benefits from which they may select); (ii) taxable fringe benefits provided by the Company, including, without limitation, personal automobile and airplane usage and/or allowances and the payment of relocation expenses and living allowances; and (iii) gross-ups for taxes with respect to benefits provided by the Company, including, without limitation, with respect to the Company's Executive Perquisites Program, restricted stock rights granted by the Company, and the Company's 1992 supplemental retirement plan (the "SRP"). The Company made payments under the Executive Perquisites Program to each of the Named Officers of $27,500 in each of the fiscal years for which compensation is provided for such officer above, except that Mr. Turner received $11,500 in 2001, Mr. Calabro received $24,330 in fiscal 2000, Mr. Desbiens received $27,920 in 2000 and $11,460 in 1999, Mr. Patel received no such payments in fiscal 2000 and 1999, and Mr. Sweitzer received $13,750 in 1999.

    In addition, the Company provided taxable fringe benefits to the Named Officers in the following amounts: Mr. Turner -- $29,030 (2001); Mr. Desbiens -- $49,384 (2001) and $6,974 (2000); Mr. Patel -- $24,489 (2001),
    $44,107 (2000) and $59,700 (1999); Mr. Sweitzer -- $20,845 (2001), $14,815
    (2000) and $30,982 (1999); and Mr. O'Connor -- $48,433 (2001), $41,613
    (2000) and $31,466 (1999) (including imputed interest on certain loans made by the Company to Mr. O'Connor pursuant to his employment agreement). The gross-up payments for taxes were: Mr. Turner -- $36,819 (2001); Mr.
    Calabro -- $36,413 (2001) and $103,120 (2000); Mr. Desbiens -- $66,163
    (2001), $59,167 (2000) and $12,727 (1999); Mr. Patel -- $54,346 (2001),
    $49,894 (2000) and $30,203 (1999); Mr. Sweitzer -- $44,012 (2001), $44,488
    (2000) and $36,053 (1999); and Mr. O'Connor -- $133,080 (2001); $124,763
    (2000); and $171,961 (1999). This column also includes with respect to fiscal year 2001: (x) gains realized by Mr. O'Connor upon the exercise of options to purchase shares of the Company's stock granted under the Company's stock option plans in the amount of $1,194,092 and (y) gross-up payments in the amount of $1,420,996 made by the Company to Mr. Turner pursuant to the terms of Mr. Turner's employment agreement with the Company with respect to the 100,000 shares of Restricted Stock which were issued to Mr. Turner under the Company's 2000 Restricted Stock Plan in accordance with his employment agreement and as more fully described in footnote (5) below. See "Employment and Severance Agreements and Arrangements" below.

(5) Represents the value of awards of Restricted Stock to the Named Officers under the Company's 2000 Restricted Stock Plan (the "Restricted Stock Plan") and the 2000 Omnibus Stock Option and Long-Term Incentive Plan (the "2000 Plan"), calculated as of the date of award. Includes Restricted Shares which are to be granted under the 2000 Plan (valued as at the last day of fiscal
    2001) in lieu of 10% of the annual bonus for fiscal 2001 otherwise payable to each of the Named Officers (other than Messrs. Turner and O'Connor) in cash in the following amounts: Mr. Calabro -- 1,297 Restricted Shares; Mr. Desbiens -- 1,092 Restricted Shares; Mr. Patel -- 1,197 Restricted Shares; and Mr. Sweitzer -- 1,142 Restricted Shares. These Restricted Shares granted to the Named Officers under the 2000 Plan will vest nine months after the date of grant. At February 24, 2001, the last day of fiscal 2001, the aggregate number and value of Restricted Shares held by each of the respective Named Officers were as follows: Mr. Turner -- 100,000 Restricted Shares, valued at $2,510,000; Mr. O'Connor -- no Restricted Shares held; Mr. Calabro -- 25,000 Restricted Shares, valued at $627,500; Mr.
    Desbiens -- 15,000 Restricted Shares, valued at $376,500; Mr.
    Patel -- 15,000 Restricted Shares, valued at $376,500; and Mr.
    Sweitzer -- 15,000 Restricted Shares, valued at $376,500. In August 2000, the Named Officers (other than Mr. O'Connor) received the following grants of Restricted Shares: Mr. Turner -- 100,000 Restricted Shares; each of Messrs. Desbien, Patel and Sweitzer -- 15,000 Restricted Shares; and Mr. Calabro -- 25,000 Restricted Shares. All of Mr. Turner's Restricted Shares granted under the Restricted Stock Plan vested immediately, while 50% of the Restricted Shares granted under the Restricted Stock Plan to each of the other grantees vested in May 2000, with the remaining 50% scheduled to vest in January 2002, subject to the terms of the Restricted Stock Plan. None of the Named Officers receiving grants of Restricted Shares was required to make any payment with respect to any such grant and, as provided under the terms of the Restricted Stock Plan and the 2000 Plan, each Named Officer will have all rights of a stockholder with respect to Restricted Shares held by him (whether or not vested), including the right to receive such dividends, if any, as are paid with respect to such Restricted Shares. (See the last paragraph of "Employment and Severance Agreements and Arrangements" below for information concerning the Restricted Stock Plan.)

(6) Represents the number of shares of Common Stock underlying stock options granted pursuant to the Company's 1997 and/or 2000 Plans. See "Stock Option Grants in Last Fiscal Year" below.

(7) Includes the dollar value of insurance premiums paid by the Company during the covered fiscal year with respect to life insurance maintained on the lives of each of the Named Officers, matching contributions and profit sharing contributions paid by the Company with respect to the Named Officers under the Retirement Plan, and amounts provided under the Company's SRP. During or with respect to fiscal 2001, the Company: (i) paid insurance premiums with respect to life insurance maintained on the lives of the Named Officers in the following amounts: Mr. Turner -- $322; Mr.
    Calabro -- $1,242; Mr. Desbiens -- $1,254; Mr. Patel -- $446; Mr.
    Sweitzer -- $1,242; and Mr. O'Connor -- $26,829; (ii) made matching contributions under the Retirement Plan of $4,400 for each of the Named Officers, except for Messrs. Turner and Calabro, for whom no matching contribution was made; (iii) made profit-sharing contributions under the Retirement Plan of $5,100 for each of the Named Officers except for Messrs. Turner and O'Connor, for whom, respectively, a contribution of $3,219 and no contribution were made; and (iv) made contributions under the SRP for each of the Named Officers in the following amounts: Mr. Turner -- $709; Mr. Calabro -- $14,590; Mr. Desbiens -- $12,997; Mr. Patel -- $12,994; Mr.
    Sweitzer -- $14,324; and Mr. O'Connor -- $35,526. This column also reflects severance payments in the aggregate amount of $9,203,104 made by the Company to Mr. O'Connor in fiscal 2001. See "Employment and Severance Agreements and Arrangements" below.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning individual grants of stock options made during fiscal 2001 to Named Officers. All grants of stock options reflected in the following table were made pursuant to the Company's 1997 Plan or under the Company's 2000 Plan and are subject to the terms of such Plans.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                              INDIVIDUAL GRANTS(1)                           ANNUAL RATES
                           ----------------------------------------------------------       OF STOCK PRICE
                                              % OF OPTIONS                                 APPRECIATION FOR
                           NO. OF SHARES OF    GRANTED TO                                   OPTION TERM(2)
                             COMMON STOCK      EMPLOYEES     EXERCISE OR                ----------------------
                              UNDERLYING       IN FISCAL     BASE PRICE    EXPIRATION      5%           10%
NAME                       OPTIONS GRANTED        YEAR         ($/SH)         DATE         ($)          ($)
----                       ----------------   ------------   -----------   ----------   ---------    ---------
W. Bruce Turner..........      100,000            8.14          20.41         8/9/10    1,283,341    3,252,239
W. Bruce Turner..........       50,000            4.07          17.06       11/15/10      536,526    1,359,662
W. Bruce Turner..........       50,000            4.07          26.80        2/15/11      842,719    2,135,615
David J. Calabro.........       30,000            2.44          19.56         4/9/10      369,035      935,208
Donald R. Sweitzer.......       20,000            1.63          19.56         4/9/10      246,024      623,472
Jean-Pierre Desbiens.....       40,000            3.25          19.56         4/9/10      492,047    1,246,944
Jaymin B. Patel..........       25,000            2.03          19.56         4/9/10      307,529      779,340
Jaymin B. Patel..........        5,000            0.41          19.03        8/22/10       59,843      151,655
William Y. O'Connor......      100,000            8.14          19.56         7/5/01      121,546      244,464

---------------
(1) Grants reflected in this table were non-qualified options, and the exercise price was equal to the fair market value of a share on the date of grant. With the exception of the options granted to Mr. Turner, these stock options become exercisable in annual ratable installments on the four successive anniversary dates of the respective dates of grant. The options granted to Mr. Turner will become exercisable on August 9, 2002. All of the options reflected in the table are subject to possible acceleration in the event of the termination of the Named Officers' employment, a change in control of the Company or otherwise as provided in the plans or other agreements. See "Employment and Severance Agreements and Arrangements," below.

(2) Determined by multiplying: (a) the difference between: (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per-share exercise price of the option, by (b) the number of shares underlying the option at the end of fiscal 2001.

AGGREGATE OPTIONS EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS
VALUES

     The following table sets forth information concerning option exercises by Named Officers during fiscal 2001, and the value of all unexercised stock options held by Named Officers, as well as the number of shares of Common Stock of the Company underlying unexercised stock options held by Named Officers, as of the close of the Company's 2001 fiscal year on February 24, 2001:

                                                               NUMBER OF SHARES OF          VALUE OF UNEXERCISED
                                                             COMMON STOCK UNDERLYING            IN-THE-MONEY
                                 SHARES                         STOCK OPTIONS(1)              STOCK OPTIONS(2)
                               ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   -----------   -----------   -------------   -----------   -------------
W. Bruce Turner..............         --             --            0        200,000        $     0       $871,245
David J. Calabro.............         --             --        5,000         45,000        $   950       $169,050
Donald R. Sweitzer...........         --             --       21,250         53,750        $ 1,188       $114,363
Jean-Pierre Desbiens.........         --             --       15,000         65,000        $   950       $224,450
Jaymin B. Patel..............         --             --       16,250         46,250        $   713       $170,981
William Y. O'Connor..........    312,000      1,187,017      600,000              0        $28,500       $      0

---------------
(1) All stock options reflected in this table were non-qualified options granted pursuant to the Company's 1994 and/or 1997 stock option plans or the Company's 2000 Plan and are subject to the terms of such plans. With the exception of the options granted to Mr. Turner, these stock options become exercisable in annual ratable installments on the four successive anniversary dates of the respective dates of grant. The options granted to Mr. Turner will become exercisable on August 9, 2002. All of the options reflected in the table are subject to possible acceleration in the event of the termination of the Named Officers' employment, a change in control of the Company or otherwise as provided in the plans or other agreements. See "Summary Compensation Table" above and "Employment and Severance Agreements and Arrangements," below.

(2) Calculated based upon the aggregate of the difference between: (i) $25.10, which was the per-share closing price of the Common Stock on the New York Stock Exchange on February 23, 2001, the last trading day of the Company's 2001 fiscal year, and (ii) the per-share exercise prices for those stock options which were in-the-money on that date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2001, decisions regarding executive compensation were made primarily by the Compensation Committee, subject to the terms of applicable employment agreements and ratification by the full Board in certain circumstances. Mr. O'Connor, during the period he was the Chairman, President and Chief Executive Officer, participated in certain deliberations of the Compensation Committee concerning executive officer compensation. Messrs. Dewey, Ruys, and Turner and Lord Moore and General Paige were members of the Compensation Committee during various periods of fiscal 2001. See "Executive Compensation Report of the Compensation Committee" above.

EMPLOYMENT AND SEVERANCE AGREEMENTS AND ARRANGEMENTS

     During fiscal 2001, the Company was party to employment agreements with Messrs. O'Connor and Turner and Steven P. Nowick, the Company's former Senior Vice President and Chief Operating Officer. In addition, in July 2000, the Company entered into severance agreements with Messrs. O'Connor and Nowick at the time they left the Company. As described in greater detail below, these severance agreements essentially provided (with certain exceptions not individually or in the aggregate material) the payments and benefits required under the terms of Messrs. O'Connor's and Nowick's existing employment agreements in the event of termination without "Cause" or resignation for "Good Cause". In addition, in March 2001, after the close of fiscal 2001, the Company entered into an employment agreement with Howard S. Cohen, the Company's Chief Executive Officer and President and a nominee for reelection as director at the Meeting.

     Mr. O'Connor originally entered into an employment agreement with the Company in October 1994, which agreement was amended and restated in July 1997 in connection with his promotion to Chief Executive Officer. The term of Mr. O'Connor's amended and restated employment agreement commenced on July 14, 1997 and was to continue until his death, disability, retirement from active employment (with the consent of the Board or in accordance with Company policy), resignation or discharge. The agreement, as most recently in effect, provided for an annual base salary of $613,200 (increased annually based upon the Consumer Price Index and otherwise in the discretion of the Board or the Compensation Committee), an annual performance bonus of up to a maximum of six times his then-current salary, and life insurance and various other benefits (including, but not limited to, medical coverage for Mr. O'Connor and his family, certain club memberships, spousal travel, certain professional services, use of automobile, and certain fringe and other benefits identified in the notes to the Summary Compensation Table above). The agreement provided that Mr. O'Connor's performance bonus was to be determined using a matrix of reasonable quantitative metrics established by and in the reasonable discretion of the Compensation Committee. Under the agreement, if Mr. O'Connor's employment with the Company was terminated by reason of his death, retirement from active employment (with consent of the Board or in accordance with the retirement policies of the Company), discharge by the Company for Cause or resignation (other than for Good Reason), Mr. O'Connor (or his estate, as the case may be) was entitled to his base salary, benefit and bonus amounts, if any, accrued through the date of termination, and, in the case of retirement from active employment after age 65, comprehensive medical coverage for Mr. O'Connor and eligible family members and certain term life insurance coverage. If Mr. O'Connor's employment was terminated by reason of disability, discharge by the Company without Cause or by reason of Mr. O'Connor's resignation for Good Reason, (as such terms were defined in the agreement), he was entitled to receive, in addition to all salary, bonuses and benefits accrued through the date of termination, an amount equal to the sum of three times the average of his base salary, bonuses and certain perquisites for the prior three fiscal years, plus $1,500,000. In addition, in the event of termination of his employment for any of the aforesaid reasons, Mr. O'Connor was entitled to post-employment life insurance for up to three years and comprehensive medical coverage for a minimum of three years after such termination depending on how many years he had been employed by the Company. The agreement further provided in such circumstances for the payment to him of an amount equal to the sum of the present value of all benefits accrued by him under any non-qualified Company plan (including the Supplemental Executive Retirement Plan) and three times the average benefits of, or Company contributions to, over the three previous fiscal years, under all Company plans.

     Mr. O'Connor's agreement also provided that irrespective of the reason for his termination of employment with the Company, he may not compete with the Company for three years after the date of such termination.

     If Mr. O'Connor's employment had terminated within twenty-four months after a change in control of the Company (including as a result of Mr. O'Connor's voluntary resignation not earlier than six months, and not later than one year, following the change in control, but not including his normal retirement), then specific provisions were to apply in lieu of the provisions described above.

     "Cause" was defined in Mr. O'Connor's agreement to mean: (i) any willful and continuing failure to substantially perform employment duties with a material adverse effect upon the Company; (ii) any engagement in serious misconduct which is injurious to the Company; (iii) any willful and continuing material breach of the agreement, including with respect to confidentiality, protection of intellectual property or non-competition; (iv) conviction of a crime involving fraud, misrepresentation, gambling or a felony with a material adverse effect upon the Company; or (v) habitual intoxication or abuse of drugs or controlled substances.

     In July 2000, the Company and Mr. O'Connor entered into a severance agreement pursuant to which Mr. O'Connor's employment terminated, effective July 5, 2000. At such time, essentially in accordance with the terms of his existing employment agreement in the case of termination of employment without "Cause", the Company made a lump-sum payment to Mr. O'Connor in the amount of $8,748,785 (before required tax withholdings). The severance agreement also provides that Mr. O'Connor shall not be eligible for any Company benefits or perquisites from and after the date of termination of his employment except that the

Company agreed: (i) for a period of three years (or until Mr. O'Connor's death, if earlier) to continue to provide Mr. O'Connor, at its expense, with the term life insurance coverage provided for in the employment agreement (or, if higher, the amount in effect as of the date of termination of employment); (ii) for a period of eighteen months commencing no later than one year after the date of termination of employment, to provide Mr. O'Connor with certain outplacement services; (iii) for a period of six years (or until Mr. O'Connor's death, if earlier) to continue to provide the medical and related coverage set forth in Mr. O'Connor's employment agreement; (iv) within 30 days after the date of Mr. O'Connor's termination from employment, to pay Mr. O'Connor the present value of all benefits accrued to him under the Company's non-qualified plans (including the Company's Supplemental Retirement Plan for Senior Executives, in which Mr. O'Connor became vested under the severance agreement) and an amount equal to three times the average benefit accrued and/or Company contributions made to the Company's tax qualified defined benefit plan, profit sharing and 401(k) retirement plan and non-qualified plans over the three fiscal years; (v) to pay to Mr. O'Connor any amount in Mr. O'Connor's account under the Company's profit sharing and 401(k) plan forfeited by Mr. O'Connor due to the termination of his employment; and (vi) to bear the expense of tax preparation services for the 2000 calendar year, reasonable attorneys' fees incurred by Mr. O'Connor in connection with the negotiation and preparation of the severance agreement, business expenses incurred by, but not reimbursed to, Mr. O'Connor as of the date of termination of his employment and expenses related to club memberships and automobile fringe benefits through the date of termination of his employment. Mr. O'Connor's severance agreement further provides that such of his stock options as were outstanding and previously unvested as of the date of termination of his employment (287,500 shares) accelerated and became vested in full, and such accelerated options and other previously vested outstanding options remain exercisable for one year following the date of termination of his employment, subject to earlier termination as provided in the Company's stock option plans pursuant to which the stock options were granted. The Company also agreed to pay all costs and expenses incurred by Mr. O'Connor in connection with any legal proceeding relating to any provision of the severance agreement, including as to its enforcement, unless Mr. O'Connor institutes and fails to prevail in such proceeding. Finally, the Company agreed to fully indemnify Mr. O'Connor in connection with the performance of services under his employment agreement and the termination of his employment and to cause Mr. O'Connor to continue to be covered by the Company's directors and officers liability insurance substantially similar to that provided to the Company's directors and officers.

     Under the terms of the severance agreement, Mr. O'Connor agreed for a period of three years after the date of termination of employment: (i) to reasonably assist the Company in connection with any claims, investigations, litigation or similar proceedings involving the Company with respect to the period of Mr. O'Connor's employment; (ii) not to engage in any business which competes with the Company's lottery and gaming, electronic benefits transfer and/or network communications services business or any other business which the Company was engaged in, or proposed to be engaged in, at the time of Mr. O'Connor's termination from employment; and (iii) not to intentionally disturb or interfere with any business relationship of the Company (including with its employees). Mr. O'Connor and the Company entered into mutual releases based upon Mr. O'Connor's employment or the termination of his employment.

     Mr. Nowick's employment agreement with the Company was dated as of January 15, 1999, with effect from July 11, 1997. The agreement provided for: an annual base salary of $360,000 (subject to increase each March 1, commencing in 1999 to reflect any increase in the Consumer Price Index); an annual management incentive bonus of up to a maximum of two times his base salary (based upon the attainment of personal and Company performance objectives); contribution by the Company of $669,032 to the Income Deferral Plan for Mr. Nowick's account; and various other benefits, including, but not limited to, home buyout option, use of automobile, medical coverage for Mr. Nowick and his family, tax preparation and participation in the Company's stock option, perquisites and other benefit plans for senior executives. In the agreement, Mr. Nowick agreed, among other things, not to compete with the Company in the lottery and gaming business for three years, or in any other business for one year, following termination of his employment.

     The initial term of Mr. Nowick's agreement was to end February 28, 2001. On March 1, 2001 and on each subsequent March 1, the term of the agreement was to have been automatically extended for one year unless at least 180 days prior to such date either the Company or Mr. Nowick had notified the other that it or he did not wish to extend the term. If the term of Mr. Nowick's employment had terminated by death, retirement, discharge for Cause or resignation other than for Good Reason (as such terms were defined in the agreement), he would generally have been entitled to receive his then-current base salary and benefits accrued up to the date of termination or as otherwise provided by the terms of the specific benefit plans in which he participated. If Mr. Nowick's employment term terminated as a result of his disability, discharge without Cause or resignation for Good Reason, the Company was required to continue: (i) his then-current base salary for three years following such termination, or until his earlier death, and (ii) his life insurance and medical coverage for one year following such termination. With certain exceptions, the term "Cause" in Mr. Nowick's employment agreement was defined in generally the same manner as such term was defined in Mr. O'Connor's employment agreement as described above.

     Mr. Nowick resigned his position with the Company effective July 5, 2000. At such time, Mr. Nowick and the Company entered into an agreement setting forth the terms and conditions governing his severance from the Company. Pursuant to this agreement, the Company agreed to pay Mr. Nowick a total of $1,750,000, $750,000 of which was paid at the time of his resignation from the Company, with the remainder payable in equal monthly installments over the twenty-four months following Mr. Nowick's resignation. These payments are equal in amount to three years of Mr. Nowick's base salary plus $250,000 paid in consideration for his waiver of certain notice requirements provided for in his employment agreement related to the termination of his employment. Mr. Nowick is also to receive all benefits provided under his employment agreement in the event of resignation for Good Reason (including life insurance coverage for him for one year, subject to continued employee contribution), all accrued but unused vacation pay, his balance in or value of all qualified and nonqualified Company compensation or retirement plans, all unreimbursed travel and entertainment expenses and title to his Company car. Additionally, the Company agreed to provide Mr. Nowick and his family, at the Company's sole cost, with continued medical, dental and optical coverage for a period of six years following his resignation. Mr. Nowick's outstanding unvested stock options (220,000 shares) accelerated and became vested in full on the date of his resignation and such accelerated options and other previously vested options will remain exercisable under the terms of his agreement with the Company, for one year thereafter. For a period of two years after the date of his resignation, Mr. Nowick has agreed not to:
(i) engage directly or indirectly (whether as an owner (exclusive of certain diminimus levels of investment), manager, operator, employee or consultant) in the lottery and gaming business; or (ii) disturb or interfere with any Company business relationship.

     Mr. Turner entered into an employment agreement with the Company in August, 2000, to serve as non-executive Chairman of the Board and acting Chief Executive Officer. The term of Mr. Turner's agreement commenced on August 9, 2000, and continues for a period of two years. The agreement provides for an annual base salary of $300,000, as well as various other benefits including, but not limited to, certain relocation expenses and housing costs; use of an automobile; life insurance; medical coverage for Mr. Turner and his family; legal fees incurred by Mr. Turner associated with the negotiation and preparation of the agreement; perquisites (on a pro rata basis for fiscal year 2001) and other benefit plans for senior executives. To the extent that Mr. Turner incurs any Rhode Island income tax liability for any deferred income payments he receives from previous employers, the Company is obligated to pay to him an amount in cash equal to the sum of such Rhode Island state income taxes plus a grossed-up amount necessary to offset any and all applicable federal, state and local excise, income or other taxes incurred by Mr. Turner by reason of the Company's payment of the amount of such Rhode Island income taxes incurred by reason of the grossed-up payments. Mr. Turner is not eligible to earn any incentive bonus. Mr. Turner's employment agreement was amended in June 2001 with effect from March 2001 to eliminate the requirement that Mr. Turner relocate to Rhode Island, and to make certain other conforming changes, in light of the appointment of Mr. Cohen as Chief Executive Officer.

     During fiscal 2001, Mr. Turner was granted options to purchase an aggregate of 200,000 shares of Common Stock under the 1997 Plan and the 2000 Plan. See "Option Grants in Last Fiscal Year" above. In addition, Mr. Turner was granted options to purchase 50,000 shares of Common Stock under the 2000 Plan on May 15, 2001 (with an exercise price of $35.45), and received an additional grant under the 2000 Plan of options to purchase 100,000 shares of Common Stock (with an exercise price of $27.60) on March 12, 2001, at the time Mr. Cohen was hired as the Company's Chief Executive Officer. So long as Mr. Turner is still retained under this agreement and has not been terminated, the Company will grant him additional options to purchase 50,000 shares of Common Stock under the 2000 Plan (or any successor plan) on each of the following dates: August 15, 2001, November 15, 2001, February 15, 2002, May 15, 2002, and the second anniversary of the effective date of the agreement (August 9, 2002). All of the grants of options are subject to and conditioned upon the Company obtaining any necessary shareholder approvals.

     Effective August 9, 2000, Mr. Turner was granted 100,000 shares of Restricted Stock ("Restricted Shares") under the Company's 2000 Restricted Stock Plan (the "Restricted Stock Plan"). (See the "Summary Compensation Table" above and the last paragraph of "Employment and Severance Agreements and Arrangements" for information concerning this plan and the grant to Mr. Turner of Restricted Shares.) The Restricted Shares required no payment by Mr. Turner, vested immediately and may be transferred in accordance with the terms and conditions of the 2000 Restricted Stock Plan. The Company will pay to Mr. Turner an amount in cash equal to the sum of such federal and state income taxes and any federal medicare taxes payable by Mr. Turner as a result of the granting of such Restricted Shares plus a grossed-up amount necessary to offset any and all applicable federal, state and local excise, income or other taxes incurred by Mr. Turner by reason of the Company's payment of the amount of such Rhode Island income taxes incurred by reason of the grossed-up payments. Mr. Turner will not receive any payment from the Company respecting any tax liability associated with any transfer of the Restricted Shares by him.

     The Company has agreed to indemnify and hold harmless Mr. Turner for any claims, demands or causes of action arising out of the non-competition agreement between him and Citicorp, including, but not limited to, reimbursing him for all costs of defense, including reasonable attorneys' fees, and any losses of deferred compensation from Citicorp sustained by Mr. Turner as a result of this agreement.

     Under the agreement, if Mr. Turner's employment with the Company is terminated by reason of his death, discharge for Cause or resignation for other than Good Reason, as such terms are defined in the agreement, as amended, he (or his estate, as the case may be) is entitled to his base salary through the effective date of such termination and any other amounts to which he is entitled to under the agreement up to the effective date of such termination. If Mr. Turner's employment is terminated by reason of disability, discharge without Cause or by reason of his resignation for Good Reason, he is entitled to receive the remaining amount of the base salary for the balance of the term of the agreement (as if the term had not been terminated). Mr. Turner also would be entitled to receive any additional benefits he may be entitled to under the express terms of the applicable benefits plans (other than bonus and severance plans), as well as to whatever medical coverage, if any, as is required to be provided by applicable law.

     Mr. Turner's agreement also provides that irrespective of the reason for his termination of employment with the Company, he may not compete with the Company during the term of the agreement or for two years after the date of such termination.

     In the event of a change in control, as defined in the agreement, during the term of the agreement, Mr. Turner is entitled to receive the amount of $1,000,000, and the agreement and his employment will terminate on the effective date of the change in control. Mr. Turner is not eligible to receive any other compensation in the event of a change in control.

     The Company does not presently have formal employment agreements with the other current Named Officers, although the Company has entered into agreements with these executives (and with certain other executives) with respect to employment arrangements in the event of a "Change in Control" of the Company, as defined in such agreements. These agreements provide for three-year employment terms for the covered executives commencing upon the date a change in control occurs (or earlier in certain circumstances where actions are taken in anticipation of a change in control). During each such employment term, the covered executive is to be employed in a position at least equal in all material respects with the highest position held by such executive during the six months immediately preceding the change in control and will be entitled to a base annual salary, annual bonus and benefits in values and amounts at least equal to those provided by the Company to the executive immediately prior to the commencement of the term of employment. In addition, upon the occurrence of a change in control, all benefits accrued by the executive under all non-qualified Company plans (including the Supplemental Retirement Plan) will become fully vested and shall be contributed to a rabbi trust for the benefit of the covered executive, and all options held by the executive will become fully vested and exercisable by the executive.

     If, following a change in control of the Company, an executive's employment is terminated during the term of employment (including as a result of resignation by executive without Good Reason, as defined in the agreement), such agreement provides with respect to the year in which his employment is terminated, that he will receive his base salary, bonus, and other compensation and benefits through the date of termination in accordance with Company policy in effect immediately prior to the commencement of the term of employment. In the event that a covered executive's employment is terminated (other than for Cause, as defined in the agreement) or such executive resigns for Good Reason, the Company is obligated to pay an amount equal to 2.99 times the sum of: (i) his then-current annual base salary; (ii) the total cash bonus received by the executive during the most recent full fiscal year; plus (iii) the maximum amount allowable under the Company's Executive Perquisite Program during the most recent calendar year. In addition, the covered executive (together with his beneficiaries and dependents) will become fully vested in and continue to participate for up to three years at no cost to the executive in all Company life insurance and welfare plans on terms at least as favorable to executive as in effect immediately prior to termination. In addition, the executive will be entitled to receive the sum of all benefits accrued under the non-qualified plans plus the product of 2.99 times the average benefit accrued and/or contributions made to such non-qualified plans over the preceding three years. Such agreements further provide for the payment to the covered executives of amounts equal to any excise tax due as any payment or benefit constituting a "parachute payment" within the meaning of Section 280G of the Code, together with amounts necessary to gross-up such executives for any taxes due with respect thereto. Under the terms of the Company's option plans and various agreements, the exercisability of outstanding stock options may accelerate in the event of a change in control or termination of employment.

     The Company has two defined contribution 401(k) retirement savings and profit sharing plans (the "Plans") covering (subject to applicable time of service requirements) substantially all full-time employees in the United States, including the Named Officers. Under these Plans, an eligible employee may elect to defer receipt of a portion of base pay for each year in which case the Company will contribute this amount on the employee's behalf to the Plans and also makes a matching contribution. For periods prior to January 1, 2001, the employer matching contribution was equal to 50% of the amount that the employee has elected to defer, up to a maximum matching contribution of 2 1/2% of the employee's base pay. Effective January 1, 2001, and subject to Board of Director approval, the Company increased the matching contribution for the Plans covering United States employees to 100% of the first 3% and 50% of the next 2% of the amount that the employee elects to defer up to a maximum matching contribution of 4% of the employee's base pay. The Company, at its discretion, may contribute additional amounts to the Plans on behalf of employees based upon its profits for a given fiscal year. Participants are 100% vested at all times in their entire account balance in the Plans. Benefits under the Plans generally will be paid to participants upon retirement or in certain other limited circumstances. The Company also has a Supplemental Retirement Plan, that is a defined contribution plan that provides to certain key employees, including the Named Officers, additional retirement benefits. The Company, at its discretion, may contribute additional amounts to the plan on behalf of such key employees equal to the percentage of profit sharing contributions contributed for the calendar year, multiplied by the key employees' compensation (as defined) for such year. See "Summary Compensation Table," above.

     In March 2001, after the close of fiscal 2001, the Company entered into an employment agreement with Howard S. Cohen. Mr. Cohen's employment agreement, as amended, provides for Mr. Cohen to serve as the Company's Chief Executive Officer and President (and, if elected, to serve as a director and/or officer of any subsidiary or affiliate of the Company) for a term of employment commencing on March 12, 2001 and continuing for three years thereafter, subject to earlier termination in the event of his resignation, death or disability (as defined in the agreement) or upon his discharge by the Company either with or without cause (as defined in the agreement). Mr. Cohen's agreement provides for an annual base salary of $525,000, an annual performance bonus of up to a maximum of two times his base salary, and life insurance and various other benefits (including, but not limited to, reimbursement of certain relocation costs incurred by him, an automobile allowance, medical coverage, participation in the Company's Executive Perquisites Plan and other company deferred compensation plans and programs in a manner similar to other senior executives of the

Company, certain professional services and indemnification with respect to incremental Rhode Island State income tax liability incurred as a direct result of his relocation with regard to certain deferred income received by him). The agreement provides that Mr. Cohen's performance bonus shall be determined with respect to each fiscal year during the term of the agreement (commencing with fiscal 2002, which ends on February 25, 2002), in accordance with the performance metrics included within the Company's Management Incentive Plan, as approved annually by the Compensation Committee of the Board, for all senior executives of the Company. Mr. Cohen's agreement states that his annual target performance bonus will be 100% of his base salary, and that it shall be paid by the Company as a mix of cash and discounted restricted stock (which shall not exceed 30% of his performance bonus, generally, and 20% of his performance bonus with respect to fiscal 2002), at the discretion of the Compensation Committee.

     The agreement further provides for Mr. Cohen to be appointed to the Board and to be nominated for reelection to the Board at the Meeting.

     Pursuant to his agreement, Mr. Cohen was granted on March 12, 2001 at a per share option exercise price of $27.41, options to purchase 200,000 shares of Common Stock under the Company's 2000 Plan. In addition, in March 2001, he was granted, pursuant to the terms of the employment agreement, 30,000 shares of restricted stock under the Company's 2000 Restricted Stock Plan, 10,000 of which shares shall vest on each of the first, second and third anniversaries of the restricted stock grant date.

     In the event Mr. Cohen's employment is terminated (other than for Cause) or if he resigns for Good Reason after a change in control, the agreement provides that the Company will pay him, as liquidated damages, a lump sum cash payment in lieu of severance payments (but in addition to any amounts accrued through the date of termination, including any prorated performance bonus for the current fiscal year calculated by reference to Mr. Cohen's target performance bonus) in an amount equal to 2.99 times the sum of his current annual base salary, most recent performance bonus for the most recent full fiscal year of the Company and certain perquisites and other amounts. In addition, in the event of termination of Mr. Cohen's employment following a change in control, he (together with his dependents and beneficiaries) will become fully vested in and continuing for three years following his termination to participate fully in, at no additional cost to him, all life insurance and comprehensive medical plans maintained or sponsored by the Company immediately prior to the termination at the same level and terms as are in effect at the time of termination. The agreement further requires the payment to Mr. Cohen of an amount equal to any excise tax due under
Section 4999 of the Internal Revenue Code of 1986, as amended, together with any interest, penalties or amounts necessary to gross-up Mr. Cohen for any taxes due thereon.

     In August 2000, the Board of Directors approved the Company's 2000 Restricted Stock Plan which provides for the grant of restricted stock awards to key employees of the Company and it subsidiaries. The Restricted Stock Plan authorizes an aggregate of 400,000 Shares to be issued pursuant to restricted stock awards ("RSAs"). The Shares to be delivered under the plan will be made available solely from issued Shares that have been reacquired by the Company. The Restricted Stock Plan is to be administered by the Compensation Committee of the Board, or another committee appointed by the Board, which committee has broad discretion to administer the plan. The Restricted Stock Plan provides that restricted stock awards will be subject to such restrictions (including as to transfer) and such forfeiture conditions as the Committee may determine. During fiscal 2001 grants of RSAs were made to a number of officers and other key employees. (See "Summary Compensation Table" above for information respecting grants to certain of the Named Officers). Each such grant was made pursuant to a restricted stock agreement entered into with the grantee providing that all RSAs shall become vested and non-forfeitable (to the extent they are unvested) if the grantee dies or becomes disabled or is terminated from employment by the Company without cause (as defined in the Restricted Stock Plan) and that, if the restricted stockholder ceases to be employed by the Company for other reasons (including by reason of termination for cause or voluntary termination), all of his or her unvested RSAs are forfeited.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The graph set forth below compares, for the period February 29, 1996, through February 24, 2001 (the end of the Company's 2001 fiscal year), the cumulative total return to holders of Common Stock of the Company with the cumulative total return of the Standard & Poor's Composite 500 Index (the "S&P 500") and of a peer group index of three companies selected by the Company (the "Peer Group"). The Peer Group consists of International Lottery & Totalizator Systems, Inc. (on-line lottery and totalizator), International Game Technology (gaming equipment manufacturer) and Autotote Corporation (which changed its name to Scientific Games Corporation after its May 2000 acquisition of Scientific Games Holdings Corp., a leading supplier of paper lottery tickets) (on-line lottery). The Company elected to use the Peer Group Index rather than a published industry or line of business index because the Company is not aware of any such published index of companies which are as comparable in terms of their businesses. For the purposes of the Peer Group Index, the Peer Group companies have been weighted based upon their relative market capitalizations.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
              AMONG GTECH HOLDINGS CORPORATION, THE S&P 500 INDEX
                                AND A PEER GROUP

                                  [LINE GRAPH]

--------------------------------------------------------------------------------
                        Base
                       Period
 Company/Index Name    Feb 96    Feb 97    Feb 98    Feb 99    Feb 00    Feb 01
--------------------------------------------------------------------------------
 GTECH HOLDINGS
  CORP.                $100.00   $96.54    $109.23   $69.62    $60.00    $ 83.05
 S&P 500               $100.00   $126.26   $170.32   $203.94   $227.86   $209.18
 PEER GROUP            $100.00   $115.64   $161.92   $126.48   $122.36   $342.94

     The above graph assumes an investment of $100 in the Company, the S&P 500 companies and in the Peer Group companies on February 29, 1996, and that all dividends were reinvested. The performances indicated in the above graph and table are not necessarily indicative of future performance.

     The reported closing price of the Company's Common Stock on the New York Stock Exchange on February 23, 2001 (the last trading day in the Company's 2001 fiscal year) was $25.10. On May 25, 2001, such closing price was $37.40.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors of GTECH Holdings Corporation (the "Audit Committee") is composed of three non-employee directors of the Company who have been determined by the Board to be independent and, collectively, to possess the financial literacy and experience required by New York Stock Exchange rules. The Audit Committee operates under a written Audit Committee Charter adopted by the Board, a copy of which is attached as an appendix to this proxy statement.

     Management has the primary responsibility for the Company's financial statements and reporting process, including the systems of internal controls, and the Company's independent accountants are responsible for auditing the Company's financial statements. The Audit Committee's responsibility is to oversee these processes on behalf of the Board. However, the Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent accounts' work.

     In fulfilling its oversight responsibilities, the Audit Committee, among other things:

     - Reviewed and discussed with the Company's management, internal auditors, and its independent accountants the Company's fiscal 2001 audited consolidated financial statements, including the overall quality of the Company's accounting policies.

     - Discussed with the Company's independent accountants matters required to be discussed under generally accepted auditing standards, including matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by generally accepted auditing standards.

     - Discussed with the Company's independent accountants their independence from the Company, received from them the written disclosures required by the Independence Standards Board and considered whether the independent accountants' provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements is compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent accountants for audit and non-audit services.

     Based on these reviews, meetings, discussions, and reports, and subject to the limitations on the Audit Committee's role and responsibilities referred to above and as outlined in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for fiscal 2001 be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Audit Committee also recommended the selection of Ernst & Young LLP as the Company's independent accountants for fiscal 2002.

                                          Audit Committee:

                                          Burnett W. Donoho, Chairman
                                          Robert M. Dewey, Jr.
                                          Lord Moore

April 17, 2001

INDEPENDENT AUDITORS AND FEES

     The firm of Ernst & Young LLP served as the Company's independent public accountants for fiscal 2001 and the Company anticipates that Ernst & Young LLP will serve as its independent public accountants for fiscal 2002, the Audit Committee having recommended the retention of Ernst & Young LLP as the Company's independent public accountants for fiscal 2002. A representative of Ernst & Young LLP is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

     For the fiscal year ended February 24, 2001, fees paid by the Company for services provided by Ernst & Young LLP were as follows:

A.   Audit Fees..................................................    $575,000
B.   Audit Related Fees..........................................    $685,000
     (including international statutory audits and consultations on accounting standards and transactions)
     Financial Information Systems Design and Implementation
C.   Fees........................................................        none
D.   Other Fees..................................................  $3,212,000
     (including income tax and other consulting services)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain current and former officers and directors of the Company are parties to indemnification agreements with the Company providing for advances of their expenses and their indemnification by the Company against certain liabilities (including legal fees and expenses) incurred in legal proceedings or otherwise in connection with their present or past status as an officer or director of the Company. In addition, the Company's By-Laws provide for similar advancement of expenses to and indemnification of directors and officers of the Company. During fiscal 2001, no amounts were paid by the Company pursuant to such indemnification agreements or such By-Law provisions with respect to persons serving as directors or executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 , as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company" equity securities ("reporting persons"), to file certain reports of ownership and changes in their ownership of the Company's equity securities with the SEC and the New York Stock Exchange.

     Based solely on the Company's review of Forms 3, 4 and 5 received by it from reporting persons with respect to fiscal year 2001, the Company believes that all Forms 3, 4 and 5 required of reporting persons by Section 16(a) were filed on a timely basis.

SOLICITATION OF PROXIES

     The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specifically compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

SHAREHOLDER PROPOSALS

     Under applicable SEC rules, in order to be eligible for inclusion in the Company's proxy material for the 2002 Annual Meeting of Shareholders, shareholders' proposals to take action at such meeting must comply with such rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than February 8, 2002. Additional requirements are and may be set forth in the Company's By-Laws. See "Other Matters" above.

MISCELLANEOUS

     A copy of the Company's 2001 Annual Report to Shareholders either has previously been mailed to you or is being mailed with this proxy statement but is not to be regarded as proxy solicitation material.

     THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 2001. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE CHARGE. ALL REQUESTS SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE 1 OF THIS PROXY STATEMENT.

                                          By order of the Board of Directors,

                                          Marc A. Crisafulli, Secretary

June 4, 2001

                                    APPENDIX

                           GTECH HOLDINGS CORPORATION
                            AUDIT COMMITTEE CHARTER

PURPOSE

     The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") of GTECH Holdings Corporation (the "Company") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including the Company's systems of internal account and financial controls, the internal audit function and the annual independent audit of the Company's financial statements, and of the Company's legal compliance with ethics programs and policies as established by management and the Board. The Committee also shall assist the Board in such other matters as may be appropriately delegated to the Committee by the Board from time to time.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention and shall have full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts to assist the Committee in fulfilling its role. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the independent auditors are ultimately accountable to the Board and the Committee.

     The Committee shall review the adequacy of its charter on an annual basis.

COMPOSITION

     The Committee shall consist of not less than three members of the Board, and the Committee's composition shall comply with the applicable rules and requirements of the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE") relating to audit committees.

     Accordingly, within the time frames mandated by the applicable rules and requirements of the SEC and NYSE, all of the members of the Committee shall be directors:

          1. who have no relationship that may interfere with the exercise of their independence from management and the Company; and

          2. who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee shall have accounting or related financial management expertise.

RESPONSIBILITIES AND PROCESSES

     The Committee's role is one of oversight. The Committee and the Board recognize that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee and the Board recognize that the Company's financial management, including the Company's internal audit staff, as well as the independent auditors, have more time and knowledge and more detailed information concerning the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certificate as to the independent auditors' work.

     The following shall be the common recurring activities of the Committee in carrying out its oversight function. These activities are set forth as a guide, with the understanding that the Committee may diverge from this guide as it considers appropriate given the circumstances.

     - The Committee generally shall endeavor to help set the overall "tone" for quality financial reporting, sound business risk practices and ethical behavior by the Company.

     - The Committee shall review with management and the independent auditors prior to release to the public the audited financial statements to be included in the Company's annual report on Form 10-K

       (or in the annual report to shareholders if distributed prior to the filing of Form 10-K), and shall review and consider with the independent auditors the results of their audit and the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

     - As a whole, or through the Committee chair, the Committee shall review with management and the independent auditors prior to release to the public the Company's interim financial results to be included in the Company's quarterly reports on Form 10-Q, and shall review and consider with the independent auditors the matters required to be discussed by SAS No. 71.

     - The Committee shall review with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the quality, adequacy and degree of aggressiveness or conservatism of the accounting principles and estimates used or proposed to be used by the Company.

     - The Committee shall: request from the independent auditors annually a formal written statement delineating all relationships between such auditors and the Company consistent with Independence Standards Board Standard No. 1; discuss with the independent auditors any such disclosed relationships and their impact on the independent auditors' independence; and recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

     - The Committee shall review with the independent auditors the scope of their annual audit and their fees for audit and non-audit services.

     - The Committee (and the Board) shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the independent auditors.

     - The Committee shall review with management, the internal auditors and the independent auditors the effectiveness of the Company's internal audit function, including the adequacy of the Internal Audit Department's staffing, the degree of its independence and its access to and cooperation from the highest levels of management in the performance of its duties.

     - The Committee shall prepare or cause to be prepared for inclusion in the Company's proxy statements the Audit Committee report when and as required by applicable SEC rules.

     - The Committee shall report to the Board periodically concerning the material activities of the Committee.

                                                               Detach Proxy Card Here
                                                               +                    +

                                                                 Please Detach Here
                                                    You Must Detach This Portion of the Proxy Card
                                          +          Before Returning it in the Enclosed Envelope        +
____________________________________________________________________________________________________________________________________

   _____

   _____

___________________________________________________________________________________________________________________________
(1) Election of Howard S. Cohen, Robert M. Dewey, Jr. and
    Philip R. Lochner, Jr. as directors of GTECH Holdings
    Corporation for a three year term of office expiring
    in 2004.                                                 (Insert the name(s) of the nominee(s) for whom you do not wish
                                         VOTE FOR ALL,       to vote in the space provided.)
                        WITHHOLD          EXCEPT FOR
      VOTE FOR          AUTHORITY        THE FOLLOWING
    ALL NOMINEES     FOR ALL NOMINEES      NOMINEE(S)        _____________________________________________________________
        ___                ___                ___

        ___                ___                ___
_______________________________________________________________________________________________________________________________
(2) In their discretion, on such other business as may
    properly come before the Meeting.
_________________________________________________________

                                                             Change of Address and       ___
                                                             or Comments Mark Here
                                                                                         ___
                                                             Please sign your name exactly as it appears hereon.
                                                             When signing as attorney, executor, administrator,
                                                             trustee or guardian, please give full title as such.
                                                             If a corporation, please sign in full corporate name
                                                             by President or other authorized officer. If a
                                                             partnership, please sign name by authorized person

                                                             Dated: _________________________________________, 2001

                                                             ______________________________________________________
                                                             (Signature of Shareholder)

                                                             ______________________________________________________
                                                             (Signature of Additional Shareholder)

                                                                          Votes must be indicated      ___
Please Sign, Date and Return the Proxy Card Promptly Using                (x) in Black or Blue ink.     X
the Enclosed Envelope.                                                                                 ___
____________________________________________________________________________________________________________________________________

                                     PROXY

                           GTECH HOLDINGS CORPORATION

                  ANNUAL MEETING OF SHAREHOLDERS, JULY 9, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints MARC A. CRISAFULLI, MIRIAM ROSS and DENISE
M. OGILVIE and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of GTECH HOLDINGS CORPORATION, held of record by the undersigned on May 25, 2001, at the Annual Meeting of Shareholders of GTECH Holdings Corporation to be held July 9, 2001, and at any adjournment thereof.

     The Board of Directors recommends a vote FOR Proposal No. 1. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1 IF NO SPECIFICATION IS MADE.

                      (Continued and to be dated and signed on the reverse side)

                                       GTECH HOLDINGS CORPORATION
                                       P.O. BOX 11349
                                       NEW YORK, N.Y. 10203-0349